Exhibit 10.1

Description of Director Compensation Arrangements for the 12-month period ending at the 2012 Annual Reorganization Meeting of the Board of Directors

German American Bancorp, Inc. (the "Company"), compensates its directors for their service to the Company and the Company's subsidiaries based on a twelve-month period commencing with each year's annual reorganization meeting of the Board of Directors of the Company (the “Board”).  The Board’s Governance/Nominating Committee made a recommendation with respect to director compensation for the new twelve-month service period to the Board and the Board approved such recommendation at its annual reorganization meeting on June 27, 2011.

For services of directors during the current annual period that commenced at the 2011 annual reorganization meeting, the Company is compensating its directors, including the CEO, through an annual retainer of $20,000 payable in cash during July 2011 in a lump sum (which is earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and is paying an additional attendance fee of $500 for each meeting of the Board that they attend during this period.

In addition, directors of the Company will receive a meeting fee for each committee meeting that they attend during the current annual period of $350.

Additional annual retainers (earned regardless of numbers of meetings held or attended) will be paid in July 2011 in a lump sum for Director Klem’s services during the current annual period as the Board’s lead independent director ($3,500) and for the services of Directors Forbes, Klem and Bawel as the Chairmen of the Board’s Audit Committee, Compensation/Human Resources Committee, and Credit Risk Management Committee, respectively ($3,500 to each such Chairman).

In addition, those members of the Board (other than the CEO, who as a salaried employee of the Company is ineligible) who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $500 per meeting of the board of directors of German American Bancorp (our bank subsidiary), (ii) $350 for any meeting of a committee of the board of directors of our bank subsidiary or for any meeting of any regional advisory board of the bank subsidiary, and (ii) $350 (combined for attendance at both meetings) per meeting of the boards of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc. (which are held quarterly and sequentially).

Members of the Board who attend sessions of the Board of German American Bancorp, Inc., or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bancorp) or of committees of that subsidiary’s board of directors receive a single meeting fee of $500 for the combination of the two concurrent meetings.